Exhibit 5.1

Matthew B. Hemington

(650) 843-5062

hemingtonmb@cooley.com

February 3, 2017

CymaBay Therapeutics, Inc.

7999 Gateway Blvd

Newark, CA 94560

Ladies and Gentlemen:

We have acted as counsel to CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 5,958,550 shares of its common stock, par value $0.0001 per share (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-200006) (the “Registration Statement”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated February 2, 2017, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus and Prospectus Supplement, your Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

CymaBay Therapeutics, Inc. February 3, 2017 Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference in the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM